Exhibit 10.22

As of September 19, 2014

SENT BY e-MAIL AND REGULAR MAIL

John A. Kallassy

Dear John:

This letter sets forth the terms of your continued employment with Jaguar Animal Health, Inc. (“JAH” or the “Company”) as of the date of this letter (the “Effective Date”).  Except as otherwise provided for specifically, this letter shall supersede and replace any previous letters that set forth the terms of your employment.  You shall continue to remain employed with the Company as an Executive Vice President and Chief Operating Officer, reporting to me, the Company’s Chief Executive Officer, with all of your current duties, authorities and responsibilities, and shall also assume the role of Chief Financial Officer and Treasurer as of the Effective Date.

Your position will be a full-time, exempt position.

Your bi-weekly salary, if annualized, will be $245,000 per twelve-month period, paid in arrears in accordance with our regular payroll processing procedures. Because we pay bi-weekly, we have 26 pay periods during each calendar year. Thus, you will be paid $9807.69 per pay period, less applicable payroll taxes and other authorized deductions.

If, and when, the Board of Directors of JAH adopts Company-wide bonus awards, you will be eligible, under that Company-wide plan, for an annual target bonus up to thirty percent (30%) of your base salary. Your bonus in any given future bonus period will be determined by a combination of the Company’s performance and your meeting certain goals and objectives that you and I, or you and my designee, have mutually established for that bonus period. For a bonus to be payable to you for any bonus period, you must still be employed by the Company on the date such bonus is actually paid for such period.

You will be eligible to participate in the Company’s benefits package. The benefits package will include a medical plan, a dental plan, a vision plan, long-term disability and life insurance. The Company pays the premiums for each employee, and, if you elect to cover spouse and dependents, you may authorize an automatic deduction from your compensation each pay period for such additional premiums. The Company intends to establish a non-matching 401(k) plan in which you would be eligible to participate; provided, however, that establishment of such a plan will be in the sole discretion of the Board of Directors.

Your position accrues paid time off (“PTO”) at the rate of 6.15 hours per pay period (which is equivalent to 20 work days per year).  In addition to PTO which may be used for either vacation or sick leave, in accordance with the policies set forth in the Company’s Employee Handbook (the “Handbook”), you will be entitled to the Company’s paid holidays and five (5) personal days as other JAH employees, in accordance with JAH’s policies as in effect from time to time.  You may accrue up to a maximum of two hundred (200) hours (equivalent to 20 PTO days and 5 personal days), at which time you shall cease to accrue any additional PTO or personal days until you use some of the accrual, bringing your balance below the maximum.

Subject to approval by the Company’s Board of Directors and the stockholders, you will be eligible to receive equity awards under the Company’s equity incentive plans (which awards will be in addition to any grants you may have already received under such plans), with the amount and terms of such awards as may be determined by the Company’s Board of Directors (or a committee thereof) from time to time in accordance with the terms of the applicable equity plan.  In particular, you will be eligible for a one-time grant of an additional 2,227 restricted stock units (“RSUs”), with the same terms and conditions of your

Jaguar Animal Health, Inc. • 185 Berry Street, Suite 1300 • San Francisco, CA 94107

Tel: +1 (415) 371-8300 • Fax: +1 (415) 371-8311 • www.jaguaranimalhealth.com current RSUs, as well as a grant of stock options to acquire an additional 20,048 shares of the Company’s common stock (the “Stock Options”) under the Company’s equity incentive plans, in each case subject to adjustment as provided in the applicable equity plan to reflect, if appropriate, any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available hereunder.  The Stock Options will have an exercise price equal to the fair market value of the Company’s common stock on the date upon which the Stock Options are granted (the “Grant Date”). You will vest in these Stock Options as follows:  in one-twelfth (1/12) of the Stock Options upon the last day of the month that is three months after the Grant Date, and then, at the rate of 1/36th of the Stock Options each month over a period of thirty-three (33) months, on the last day of each month. Assuming you remain in the employ of the Company, you will be fully vested in all these stock options after three years from the Grant Date.  The foregoing grant of RSUs and Stock Options are subject to approval by the Company’s Board of Directors and will be made in accordance with the terms of the Company’s stockholder approved equity compensation plans.

As a condition of your employment, you will be required to execute and be bound by the Company’s Employee Proprietary Information and Inventions Agreement, a copy of which is attached as Exhibit A and incorporated herein by this reference. The covenants in that agreement will survive any termination of your employment with the Company. The Company will provide you with an employee handbook (the “Handbook”). You agree that, when the Handbook has been approved for use, you will acknowledge receipt, as will all other employees of the Company. We will expect that you will comply with the Company’s policies and procedures set forth in the Handbook.

Finally, in accordance with the laws of California, you understand that the Company is an “at-will” employer. The term “at-will” is explained in the Handbook. However, the Company agrees that, under the circumstances noted below, the Company will pay you severance compensation in an amount equal to one (1) month of your then-current base salary (the “Severance Compensation”); after you have been a full-time employee with the Company for three (3) contiguous months, we will revisit the amount of your Severance Compensation. The circumstances under which we will pay Severance Compensation will be deemed to exist if the Company were to terminate you for any reason other than death, Disability or Cause.

For purposes of this letter, “Disability” means your inability, either with or without reasonable accommodation, by reason of any physical or mental injury, illness, condition or impairment, to substantially perform the essential functions required of you for a period of sixty (60) or more consecutive days or more than one hundred (100) days out of three hundred sixty (360) consecutive days.

For purposes of this letter, “Cause” means any of the following:

a.                                      Your conviction or plea of guilt or nolo contendre to a felony offense;

b.                                      The Company is able to demonstrate that:

(1)                                 you have engaged in theft, fraud, embezzlement, misrepresentation or dishonest conduct with respect to any Company information, property or funds, or dishonest conduct with respect to any actual or prospective employee, consultant, vendor, partner, affiliate or customer of JAH or any parent or subsidiary; or

(2)                                 you have breached any term of the Employee Proprietary Information and Inventions Agreement that you signed or any of the Company’s policies and procedures; or

(3)                                 you have engaged in employment or business activity that is in direct competition with the business or proposed business of the Company or any subsidiary; or

(4)                                 you have engaged in misconduct or other wrongdoing which has or could have a material adverse effect on JAH’s business, finances, employees,

operations or reputation (or the business, finances, employees, operations or reputation of any subsidiary); or

(5)                                 you have breached any material term of this letter and have failed to cure such breach within ten (10) days after receiving written notice of such breach; or

(6)                                 if you are an officer of the Company or any subsidiary, you have breached one or more of your fiduciary obligations; or,

(7)                                 you have demonstrated unreasonable and/or chronic absenteeism.

Any Severance Compensation remitted pursuant to this letter will be in consideration for your execution of a general release and a specific release under the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).

Any Severance Compensation payable to you will be paid bi-weekly, in arrears, in accordance with the Company’s regular payroll processing procedures, and will be net of applicable payroll taxes and other authorized deductions.

In the event of a Change in Control (as defined below), and as a result of the Change in Control, your position with the Company is eliminated, or you are not offered new employment terms (including geographical location) that are substantially the same as the terms of your then-current position with the Company, then, in addition to any cash Severance Compensation payable to you, you will become immediately and fully vested in all of the Stock Options that have been granted to you prior to the date of the Change in Control. The term “Change in Control” means any of the following: (i) a merger, consolidation or reorganization approved by the Company’s shareholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor entity are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the outstanding voting securities of the Company immediately prior to such transaction; (ii) any shareholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company; or (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

The Company will reimburse you for reasonable expenses associated with travel you undertake for Company business, so long as (i) you use the Company’s travel agent or an alternative source for your travel arrangements that is at least as, or more, economical for the Company and (ii) so long as you submit your expenses with original receipts, in accordance with the Company’s reimbursement policies and procedures. If the foregoing conditions are satisfied, the Company reimburses coach or economy fares for domestic travel and business class for international travel.

It is my understanding that you are serving on the Board of Directors of I-Bankers Direct, LLC. You agree that you will confer with me prior to accepting a seat on the board of directors for any other company. You agree that, while you are employed with JAH, you will not accept employment with, consult with, or work with, in any capacity whatsoever (including as a director or advisor), any company or organization that directly competes with the Company without my prior approval, or the approval of my designee, nor engage in any efforts that would detract from your performance at JAH. If you have any question or doubt as to whether or not a company with which you would like to work is considered a competitor or if an activity would be considered a meaningful distraction, you will consult with me prior to commencing any such working relationship.

This letter is to be interpreted and enforced in accordance with the internal laws of the State of California.

This letter reflects our entire understanding on this subject matter. This letter and the exhibits, schedules and addenda, and the Handbook, will set forth the terms of your employment and supersedes any prior representations or agreements, whether written or oral. This letter may be executed in counterparts. Facsimile signatures or signatures on copies scanned into a PDF file, if identified, legible and complete, will be considered original signatures for purposes of enforcement. Any modification, alteration, or change to this letter shall be made only by a written agreement duly executed by both you and me, or my designee.

Warm regards,

/s/ Lisa A. Conte
Lisa A. Conte
Chief Executive Officer

Agreed to and Accepted by:

/s/ John A. Kallassy
John A. Kallassy

As of September 19, 2014

EXHIBIT A

TO THE OFFER LETTER

EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT

As a condition of my employment with Jaguar Animal Health, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree as of the date of commencement of my employment to the following:

1.                                      At-Will Employment.  I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT.  I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY AN OFFICER OF THE COMPANY.

2.                                      Confidential Information.

(a)                                 Company Information.  I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company.  I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.  I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b)                                 Former Employer Information.  I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)                                  Third Party Information.  I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.                                      Inventions.

(a)                                 Inventions Retained and Licensed.  I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions.  If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b)                                 Assignment of Inventions.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, technologies, formulations, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below.  I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

(c)                                  Inventions Assigned to the United States.  I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required by a contract between the Company and the United States or any of its agencies.

(d)                                 Maintenance of Records.  I agree that any written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company, whether in the form of notes, sketches, drawings, and any other format that may be specified by the Company, will be available to and remain the sole property of the Company at all times.

(e)                                  Patent and Copyright Registrations.  I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f)                                   Exception to Assignments.  I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B).  I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

4.                                      Conflicting Employment.  I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

5.                                      Returning Company Documents.  I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns.  In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

6.                                      Notification of New Employer.  In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7.                                      Solicitation of Employees.  I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment with the Company, or attempt to solicit, induce, recruit, or encourage any such employees to leave their employment with the Company, either for myself or for any other person or entity.

8.                                      Representations.  I agree to execute any proper oath or verify any proper and commercially reasonable document required to carry out the terms of this Agreement.  I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

9.                                      Arbitration and Equitable Relief.

(a)                                 Arbitration.  EXCEPT AS PROVIDED IN SECTION 9(b) BELOW, I AGREE THAT ANY DISPUTE OR CONTROVERSY ARISING OUT OF, RELATING TO, OR CONCERNING ANY INTERPRETATION, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, SHALL BE SETTLED BY ARBITRATION TO BE HELD IN SAN FRANCISCO COUNTY, CALIFORNIA, IN ACCORDANCE WITH THE EMPLOYMENT DISPUTE

RESOLUTION RULES THEN IN EFFECT OF THE AMERICAN ARBITRATION ASSOCIATION.  THE ARBITRATOR MAY GRANT INJUNCTIONS OR OTHER RELIEF IN SUCH DISPUTE OR CONTROVERSY.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION.  JUDGMENT MAY BE ENTERED ON THE ARBITRATOR’S DECISION IN ANY COURT HAVING JURISDICTION.

THIS ARBITRATION CLAUSE RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP (EXCEPT AS PROVIDED IN SECTION 10(b) BELOW), INCLUDING, BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

i.                                          ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

ii.                                       ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq.;

iii.                                    ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

(b)                                 Equitable Remedies.  I AGREE THAT IT WOULD BE IMPOSSIBLE OR INADEQUATE TO MEASURE AND CALCULATE THE COMPANY’S DAMAGES FROM ANY BREACH OF THE COVENANTS SET FORTH IN SECTIONS 2, 3, AND 5 HEREIN.  ACCORDINGLY, I AGREE THAT IF I BREACH ANY OF SUCH SECTIONS, THE COMPANY WILL HAVE AVAILABLE, BEFORE COMMENCING ARBITRATION PROCEEDINGS, THE RIGHT TO OBTAIN AN INJUNCTION FROM A COURT OF COMPETENT JURISDICTION RESTRAINING SUCH BREACH OR THREATENED BREACH AND TO SPECIFIC PERFORMANCE OF ANY SUCH PROVISION OF THIS AGREEMENT.  I FURTHER AGREE THAT NO BOND OR OTHER SECURITY SHALL BE REQUIRED IN OBTAINING SUCH EQUITABLE RELIEF AND I HEREBY CONSENT TO THE ISSUANCE OF SUCH INJUNCTION AND TO THE ORDERING OF SPECIFIC PERFORMANCE.

(c)                                  Consideration.  I UNDERSTAND THAT EACH PARTY’S PROMISE TO RESOLVE CLAIMS BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, RATHER THAN THROUGH THE COURTS, IS CONSIDERATION FOR OTHER PARTY’S LIKE PROMISE.  I FURTHER UNDERSTAND THAT I AM OFFERED EMPLOYMENT IN CONSIDERATION OF MY PROMISE TO ARBITRATE CLAIMS.

10.                               General Provisions.

(a)                                 Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by the laws of the State of California.  I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b)                                 Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c)                                  Severability.  If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)                                 Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e)                                  Survival.  The provisions of this Agreement will survive termination of my employment for a period of three (3) years.

Employee’s Signature

Type/Print Employee’s Name

EXHIBIT A TO THE

EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

☐ No inventions or improvements

☐ Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

EXHIBIT B

To the

EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME ☐ EXEMPTION FROM AGREEMENT

“(a)                           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                                 Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)                                 Result from any work performed by the employee for the employer.

(b)                                 To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Employee’s Signature

Type/Print Employee’s Name

EXHIBIT C

To the EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to JAH Pharmaceuticals, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not hire any employees of the Company and I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment with the Company.

Date:

Employee’s Signature

Type/Print Employee’s Name